FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

June 4, 2007

Enercorp, Inc.

 (Exact Name of Registrant as specified in its charter)

COLORADO                               0-9083                                  84-0768802

(State or other jurisdiction                  (Commission file number)               (I.R.S. Employer

of incorporation, or organization))                                                  or Identification Number)

37735 Enterprise Court, Suite 600-B

Farmington Hills, MI 48331

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (248) 994-0099

Item: 8.01 Other Events.

On December 26, 2006, Registrant’s investee company, Ajay Sports Inc. and affiliated companies filed for Chapter 11 Reorganization under the Federal Bankruptcy code.  On October 6, 2006 an Oakland County, Michigan jury issued an adverse verdict in the wrongful termination case of Ronald N. Silberstein v. Ajay Sports, Inc. and affiliates, awarding Plaintiff $850,000 plus $470,168 in legal fees, court cost and statutory interest, a total award of $1,320,168.  The Silberstein claim is subject to appeal.  Due to the adverse decision reached in the wrongful termination case and the resulting $1,320,168 award, Ajay Sports, Inc. and its affiliates filed for Chapter 11 Reorganization.  Reorganization plans for Ajay Sports Inc. and affiliates are subject to Creditor and Bankruptcy Court approval.

Ajay Sports Inc., Pro Golf International, Inc. and Progolf.com represent a significant percentage of the Registrant’s portfolio value.  As a result of the Chapter 11 Reorganization of its investee companies, including Ajay Sports, Inc., Pro Golf International, Inc. and Progolf.com, Registrant believes the valuation of these investee companies may be materially impaired.

Item: 2.01 Completion of Disposition of Assets

Registrant conducted a review and reconciliation of Transfer Agent records with the Company’s investee portfolio account and identified 16,666 shares of Williams Controls, Inc. in the Registrant’s name.  The shares of Williams Controls, Inc. had been held as collateral by Comerica Bank for a loan that Registrant had paid-in-full in March 2001.  The Registrant requested and received the 16,666 shares of Williams Controls, Inc. and on June 4, 2007 the shares were deemed freely-tradeable.  Registrant plans to include the shares in its portfolio account as of June 30, 2006.  Registrant expects the addition of Williams Controls shares to its investee portfolio will not result in a material increase, if any, in the Company’s portfolio value and net asset value due to declines in value of Ajay Sports, Inc., Pro Golf International, Inc. and Progolf.com which have filed for Chapter 11 Reorganization under the Federal Bankruptcy Code.

Registrant has authorized the sale of shares of common stock in Williams Controls, Inc. for working capital purposes.  As of June 29, 2007, Registrant has sold its entire position in Williams Controls.  The shares were sold in open market transactions through an unaffiliated broker.  Upon settlement of the trades, Registrant received total net proceeds of approximately $280,303.  The proceeds have and will be used to make payments on current and past due liabilities and other debt obligations.  Registrant intends to use a portion of the sale proceeds to bring its financial reporting with the Securities and Exchange Commission current.

Date: June 4, 2007

ENERCORP, INC

By: /s/Brett A. Homovec

          Brett A. Homovec

          President